The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$58,883
Class B	$721
Class C	$3,915
Class F1	$7,355
Class F2	$0
Total	$70,874
Class R-5	$4,274
Total	$4,274

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6641
Class B	$0.5432
Class C	$0.5353
Class F1	$0.6515
Class F2	$0.0150
Class R-5	$0.6909

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	94,552
Class B	1,311
Class C	7,489
Class F1	12,149
Class F2	5
Total	115,506
Class R-5	6,724
Total	6,724

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.79
Class B	$15.79
Class C	$15.79
Class F1	$15.79
Class F2	$15.79
Class R-5	$15.79